Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	BioTelemetry, Inc.
Heather C. Getz
Investor Relations
800-908-7103
investorrelations@biotelinc.com

BioTelemetry, Inc. Reports Fourth Quarter and Full Year 2014 Financial Results

Malvern, PA — (GLOBE NEWSWIRE) — February 19, 2015 — BioTelemetry, Inc. (NASDAQ:BEAT), the leading wireless medical technology company focused on the delivery of health information to improve quality of life and reduce cost of care, today reported results for the fourth quarter and full year ended December 31, 2014.

2014 Company Highlights

•                  Achieved full year revenue of $166.6 million, the highest in the Company’s history and an increase of 29% compared to prior year

•                  Experienced tenth consecutive quarter of year over year revenue growth

•                  Generated positive adjusted EBITDA of $20.5 million for the year, a 21% increase

•                  Completed the acquisitions of Mednet, the patient services business of BMS and Radcore

•                  Announced agreement in principle with the Department of Justice

•                  Announced reinstatement of Cigna Corporation’s coverage of MCOTTM

•                  Consolidated and expanded the Company’s debt capacity

•                  Serviced approximately 550,000 patients in 2014, almost doubling prior year volume

President and CEO Commentary

Joseph Capper, President and Chief Executive Officer of BioTelemetry, Inc., commented: “2014 was another successful year for BioTelemetry as we posted the highest annual revenue in the history of the Company and reported our highest adjusted operating income and EBITDA in six years.  We generated excellent organic revenue growth and benefitted from the acquisitions of Mednet and BMS.  We also made considerable progress advancing our key strategic objectives.

“Our organic patient growth was driven by the continued success we are having marketing our comprehensive suite of monitoring services.  The positive impact of this strategy, along with the reinstatement of Cigna’s coverage of MCOTTM, has provided us added momentum that will continue into 2015.  We will gain additional leverage through the integration of the acquisitions as well as expected operational efficiencies in the base business.  Furthermore, we will be launching CardioKey, our new low-cost 14-day Holter as well as our next generation MCOTTM device.  Both advancements will further solidify our technological leadership position in remote monitoring.  In our Research Services segment, we expect solid top line growth with some of the largest studies in the Company’s history scheduled to begin later this year.  The combination of continued patient monitoring growth, fueled by exciting new product launches, and strong momentum in Research Services gives us confidence that 2015 will be another successful year for the Company.”

Fourth Quarter Financial Results

Revenue for the fourth quarter 2014 was $43.7 million compared to $33.1 million for the fourth quarter of 2013, an increase of $10.6 million or 31.9%.  Approximately $8.7 million of the total increase resulted from the acquisitions of Mednet and BMS in the first half of 2014 with the remaining increase from organic growth across all three segments.  For the three months ended December 31, 2014, patient revenue was comprised of 39% Medicare and 61% commercial.

Gross profit for the fourth quarter 2014 was $24.5 million, or 56.2% of revenue, compared to $20.8 million, or 62.8% of revenue, for the fourth quarter 2013.  Gross profit for the fourth quarter 2014 on an adjusted basis was $24.7 million, or 56.7% of revenue, which excludes $0.2 million of duplicative labor costs associated with the integration of the acquisitions.  The decrease in the adjusted gross profit percentage was primarily related to the lower margin patient mix from the Mednet and BMS acquisitions, which had an impact of 370 basis points.  The benefit from the organic patient volume growth was offset by the reduction in reimbursement rates.

On a GAAP basis, operating expenses for the fourth quarter 2014 were $25.2 million, an increase of 22.7%, compared to $20.6 million for the fourth quarter 2013.  On an adjusted basis, operating expenses for the fourth quarter 2014 were $23.2 million, a 20.6% increase compared to $19.2 million for the prior year quarter.  These adjusted operating expenses exclude $2.1 million for the fourth quarter 2014 primarily due to patent litigation, integration activities and legal fees associated with the Civil Investigative Demand, and $1.4 million for the fourth quarter 2013 primarily related to patent litigation and legal fees associated with the Civil Investigative Demand.  The increase in adjusted operating expense is primarily due to the addition of Mednet and BMS expense.

On a GAAP basis, net loss for the fourth quarter 2014 was $1.7 million, or a loss of $0.06 per diluted share.  For the fourth quarter 2013, net income and earnings per share were breakeven.  Excluding $3.0 million related to integration, restructuring and other nonrecurring charges which includes $0.4 million for the extinguishment of debt and $0.4 million for a reduction of the tax benefit recorded in relation to the Mednet acquisition, adjusted net income for the fourth quarter 2014 was $1.4 million, or income of $0.05 per diluted share.  This compares to adjusted net income of $1.4 million, or income of $0.05 per diluted share, for the fourth quarter 2013, which excludes $1.4 million of integration, restructuring and other nonrecurring charges.

Full Year 2014 Financial Results

Revenue for the twelve months ended December 31, 2014 was $166.6 million compared to $129.5 million for the prior year, an increase of $37.1 million or 28.6%.  Approximately $30.0 million of the increase resulted from the acquisitions of Mednet and BMS in the first half of 2014.  Excluding these acquisitions, the remaining increase was due to higher volume in the Patient Services and Product segments which was partially offset by lower patient reimbursement and a decrease in the Research Services segment of $0.6 million.  For the twelve months ended December 31, 2014, patient revenue was comprised of 40% Medicare and 60% commercial.

Gross profit for the twelve months ended December 31, 2014 was $93.5 million, or 56.1% of revenue, compared to $79.1 million, or 61.1% of revenue, for the prior year.  Gross profit for the twelve months ended December 31, 2014 on an adjusted basis was $94.6 million, or 56.8% of revenue, excluding $1.1 million related to duplicative labor costs associated with the integration of the acquisitions.  This compares to gross profit for the twelve months ended December 31, 2013 on an adjusted basis of $79.6 million, or 61.4% of revenue which excludes $0.5 million related to restructuring and other nonrecurring charges.  The decrease in the adjusted gross profit percentage was primarily related to the lower margin patient mix from the Mednet and BMS acquisitions, which had an impact of 350 basis points.  The benefit from the organic patient growth was offset by the reduction in reimbursement rates.

On a GAAP basis, operating expenses for the twelve months ended December 31, 2014 were $97.8 million, an increase of 13.8%, compared to $85.9 million in the prior year.  On an adjusted basis, operating expenses for the full year 2014 were $90.7 million, a 17.0% increase compared to $77.5 million in the prior year.  These adjusted operating expenses exclude $7.1 million for the full year 2014 primarily due to patent litigation, integration activities and legal fees associated with the Civil Investigative Demand and $8.4 million for the full year 2013 related to patent litigation, legal fees associated with the Civil Investigative Demand as well as costs for restructuring and integration.  The increase in adjusted operating expense is due to the Mednet and BMS acquisitions that occurred earlier in the year.

On a GAAP basis, net loss for the twelve months ended December 31, 2014 was $9.8 million, or a loss of $0.37 per diluted share, compared to a net loss of $7.3 million, or a loss of $0.29 per diluted share, for the twelve months ended December 31, 2013.  Excluding $12.5 million related to integration, restructuring and other nonrecurring charges which includes the $6.4 million estimate for the settlement with the Department of Justice, $0.4 million associated with the extinguishment of debt partially offset by a $2.5 million tax benefit related to the Mednet acquisition, adjusted net income for the twelve months ended December 31, 2014 was $2.7 million, or income of $0.10 per diluted share.  This compares to an adjusted net income of $1.6 million, or income of $0.06 per diluted share, for the twelve months ended December 31, 2013, which excludes $8.9 million of integration, restructuring and other nonrecurring charges.

Liquidity and Capital Resources

As of December 31, 2014, total cash was $20.0 million, a decrease of $2.1 million compared to December 31, 2013.  The significant uses of cash during the year were $5.7 million for the purchase of Mednet, $8.0 million for the purchase of BMS and $0.4 million for the purchase of RadCore.  The Company also used $12.8 million of cash for capital purchases, primarily related to medical devices in the Patient Services and Research Services segments for use in ongoing operations and the investment in internally developed software.

In the fourth quarter, the Company entered into a credit agreement with General Electric Capital Corporation for a five-year $25.0 million term loan with an additional $15.0 million revolver that remains undrawn.  This new agreement will provide additional financing capacity as opportunities arise to accelerate the Company’s strategic plan and for the consolidation and repayment of $17.4 million of existing debt.  This debt is subject to standard financial covenants including a minimum fixed charge ratio and a maximum leverage ratio.

Conference Call

BioTelemetry, Inc. will host an earnings conference call on Thursday, February 19, 2015, at 5:00 PM Eastern Time.  The call will be simultaneously webcast on the investor information page of our website, www.biotelinc.com.  The call will be archived on our website for two weeks.

About BioTelemetry

BioTelemetry, Inc. is the leading wireless medical technology company focused on the delivery of health information to improve quality of life and reduce cost of care.  The Company currently provides cardiac monitoring services, original equipment manufacturing with a primary focus on cardiac monitoring devices and centralized cardiac core laboratory services.  More information can be found at www.biotelinc.com.

Cautionary Statement Regarding Forward-Looking Statements

This document includes certain forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These statements may be identified by words such as “expect,” “anticipate,” “estimate,” “intend,” “plan,” “believe,” “promises” and other words and terms of similar meaning.  Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including important factors that could delay, divert, or change any of these expectations, and could cause actual outcomes and results to differ materially from current expectations.  These factors include, among other things, our ability to successfully integrate the Mednet, Biomedical Systems and Radcore businesses into our business and the effect such acquisitions will have on our results of operation, our ability to successfully finalize a settlement of the Department of Justice investigation, effectiveness of our cost savings initiatives, relationships with our government and commercial payors, changes to insurance coverage and reimbursement levels for our products, the success of our sales and marketing initiatives, our ability to attract and retain talented executive management and sales personnel, our ability to identify acquisition candidates, acquire them on attractive terms and integrate their operations into our business, the commercialization of new products, market factors, internal research and development initiatives, partnered research and development initiatives, competitive product development, changes in governmental regulations and legislation, the continued consolidation of payors, acceptance of our new products and services, intellectual property protection, adverse regulatory action, and litigation success.  For further details and a discussion of these and other risks and uncertainties, please see our public filings with the Securities and Exchange Commission, including our latest periodic reports on Form 10-K and 10-Q.  We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

	Three Months Ended
	(unaudited)
Consolidated Statements of Operations (In Thousands, Except Per Share Amounts)	December 31, 2014	December 31, 2013

Revenue	$43,653	$33,105
Cost of revenue	19,124	12,310
Gross profit	24,529	20,795
Gross profit %	56.2%	62.8%

Operating expenses:
General and administrative expense	12,233	9,005
Sales and marketing expense	6,894	6,538
Bad debt expense	2,375	1,926
Research and development expense	1,656	1,938
Integration, restructuring and other charges	2,073	1,162
Total operating expenses	25,231	20,569

(Loss) income from operations	(702)	226
Other (loss) income, net	(642)	(12)

(Loss) income before income taxes	(1,344)	214
Provision for income taxes	(310)	(191)
Net (loss) income	$(1,654)	$23

Net (loss) income per share:
Basic	$(0.06)	$0.00
Diluted	$(0.06)	$0.00

Weighted average shares outstanding:
Basic	26,719	25,803
Diluted	26,719	27,822

	Twelve Months Ended
	(unaudited)
Consolidated Statements of Operations (In Thousands, Except Per Share Amounts)	December 31, 2014	December 31, 2013

Revenue	$166,578	$129,501
Cost of revenue	73,114	50,431
Gross profit	93,464	79,070
Gross profit %	56.1%	61.1%

Operating expenses:
General and administrative expense	45,131	36,569
Sales and marketing expense	28,805	26,275
Bad debt expense	9,347	7,787
Research and development expense	7,396	7,338
Integration, restructuring and other charges	7,098	7,982
Total operating expenses	97,777	85,951

Loss from operations	(4,313)	(6,881)
Other loss, net	(7,793)	(223)

Loss before income taxes	(12,106)	(7,104)
Benefit (provision) for income taxes	2,313	(215)
Net loss	$(9,793)	$(7,319)

Net loss per share:
Basic	$(0.37)	$(0.29)
Diluted	$(0.37)	$(0.29)

Weighted average shares outstanding:
Basic	26,445	25,544
Diluted	26,445	25,544

Summary Financial Data	December 31,	December 31,
(In Thousands)	2014	2013
	(unaudited)	(unaudited)

Cash and investments	$20,007	$22,151
Patient accounts receivable, net	15,184	11,437
Other accounts receivable, net	9,362	5,680
Days sales outstanding	51	47
Working capital	14,150	25,215
Total assets	124,778	87,546
Total debt	24,008	—
Total shareholders’ equity	63,676	66,829

Reconciliation of Non-GAAP Financial Measures

(In Thousands, Except Per Share Amounts)

In accordance with Regulation G of the Securities and Exchange Commission, the table set forth below reconciles certain financial measures used in this press release that were not calculated in accordance with generally accepted accounting principles, or GAAP, with the most directly comparable financial measure calculated in accordance with GAAP.

	Three Months Ended (unaudited)
	December 31, 2014	December 31, 2013
Operating (loss) income – GAAP	$(702)	$226
Nonrecurring charges (a)	2,293	1,367
Adjusted operating income	$1,591	$1,593

Net (loss) income – GAAP	$(1,654)	$23
Nonrecurring charges (a)	3,036	1,367
Adjusted net income	$1,382	$1,390

Net (loss) income per share – GAAP	$(0.06)	$0.00
Nonrecurring charges per share (a)	0.11	0.05
Adjusted income per diluted share	$0.05	$0.05

(a)         For the fourth quarter 2014, the Company incurred $2.1 million of integration, restructuring and other charges primarily related to legal fees for patent litigation, as well as costs associated with the integration of the Mednet and BMS acquisitions and legal fees associated with the Civil Investigative Demand.  The Company also incurred $0.2 million of other nonrecurring expense for duplicative labor due to the planned relocation of certain business functions, $0.4 million for the extinguishment of debt and $0.4 million for the reduction of the tax benefit recorded in relation to the Mednet acquisition.  For the fourth quarter 2013, the Company incurred $1.2 million of integration, restructuring and other charges due to legal fees for patent litigation and legal fees associated with the Civil Investigative Demand as well as $0.2 million for other nonrecurring charges.

	Three Months Ended
	(unaudited)
	December 31, 2014	December 31, 2013

Cash provided by operating activities	$4,239	$4,215
Capital expenditures	(2,804)	(3,306)
Free cash flow	$1,435	$909

	Three Months Ended
	(unaudited)
	December 31, 2014	December 31, 2013

Operating (loss) income – GAAP	$(702)	$226
Nonrecurring charges	2,293	1,367
Depreciation and amortization expense	3,307	2,842
Stock compensation expense	1,375	798
Adjusted EBITDA	$6,273	$5,233

Reconciliation of Non-GAAP Financial Measures

(In Thousands, Except Per Share Amounts)

In accordance with Regulation G of the Securities and Exchange Commission, the table set forth below reconciles certain financial measures used in this press release that were not calculated in accordance with generally accepted accounting principles, or GAAP, with the most directly comparable financial measure calculated in accordance with GAAP.

	Twelve Months Ended (unaudited)
	December 31, 2014	December 31, 2013
Operating loss – GAAP	$(4,313)	$(6,881)
Nonrecurring charges (a)	8,208	8,897
Adjusted operating income	$3,895	$2,016

Net loss – GAAP	$(9,793)	$(7,319)
Nonrecurring charges (b)	12,481	8,897
Adjusted net income	$2,688	$1,578

Net loss per share – GAAP	$(0.37)	$(0.29)
Nonrecurring charges per share (b)	0.47	0.35
Adjusted income per diluted share	$0.10	$0.06

(a)         For the year ended December 31, 2014, the Company incurred $7.1 million of integration, restructuring and other charges primarily due to legal fees related to patent litigation and the Civil Investigative Demand as well as costs associated with the integration of the Mednet and BMS acquisitions.  The Company also incurred $1.1 million of other nonrecurring expense for duplicative labor due to the planned relocation of certain business functions.  For the year ended December 31, 2013, the Company incurred $8.0 million of integration, restructuring and other charges primarily related to legal fees for patent litigation and the Civil Investigative Demand as well as costs for restructuring and integration.  The Company also incurred $0.9 million for other nonrecurring charges due to the forfeiture and acceleration of certain options as well as the planned relocation of certain business functions.

(b)         In addition to the $8.2 million total nonrecurring charges incurred for the year ended December 31, 2014, the Company recorded a non-operating charge of $6.4 million for the settlement with the Department of Justice as well as $0.4 million for the extinguishment of debt.  This was partially offset by a $2.5 million tax benefit related to the acquisition of Mednet.

	Twelve Months Ended
	(unaudited)
	December 31, 2014	December 31, 2013

Cash provided by operating activities	$8,811	$11,259
Capital expenditures	(12,781)	(8,169)
Free cash flow	$(3,970)	$3,090

	Twelve Months Ended
	(unaudited)
	December 31, 2014	December 31, 2013

Operating loss - GAAP	$(4,313)	$(6,881)
Nonrecurring charges	8,208	8,897
Depreciation and amortization expense	12,550	11,755
Stock compensation expense	4,037	3,166
Adjusted EBITDA	$20,482	$16,937